Building Trades Organizing Project
4151 E. Bonzana Road
Las Vegas, Nevada 89119
Tel. (702) 452-8600
Fax. (702) 453-1837

For immediate release: Friday, October 30, 1998
Contact: David M. Fishlow (702) 531-1603
After hours: 252-4467 - Cell-phone 524-9071


CLARIFICATION TO PREVIOUS RELEASE CONCERNING RESTATEMENT OF 10K'S
BY MEADOW VALLEY CORPORATION

Las Vegas, October 30 -- On October 13, we announced that Meadow Valley Corporation had filed amendments to its 10-K reports for the 3 previous years containing information about the Company's transactions with related parties (its officers and directors and businesses connected to them and their family members).

     We did not intend to suggest the Company had previously kept such transactions completely secret: rather, for the years 1995, 1996 and 1997, the company had only disclosed that it had transactions with "a related party" (or similar language), without providing the parties' name (with the exception of revealing that legal services were provided by director Agron). The amendments revealed these "related parties" were all businesses controlled by the Company's Chief Operating Officer or his family members. Of the approximate total we gave of $16 million in related-party transactions, the majority of that occurred prior to 1995, as to which identities had been disclosed in the Company's 10/95 prospectus.

     The amended 10-K's revised upwards the dollar amounts previously reported for the 1995-97 transactions. The 1996 10-K originally reported $381,381 paid related parties for work, materials, or rented or purchased equipment. The recent amendment now shows a total of $539,333 for that year. Similarly, what was originally reported as $19,352 for 1997 for work, materials or equipment was restated to $90,914.

     Our release stated the balance due on the Company's 12.5% note to the Lewis family trust was $3.5 million, but the latest reported balance was $2,000,000.